SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

REAL ESTATE INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

Karpus Management, Inc. d/b/a/ Karpus Investment Management

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AN IMPORTANT MESSAGE

TO

REAL ESTATE INCOME FUND INC. (“RIT” OR THE “FUND”) STOCKHOLDERS FROM
KARPUS MANAGEMENT, INC. AND WESTERN INVESTMENT LLC

Dear Fellow Stockholders:
October 7, 2005

Karpus Investment Management (“KIM”) and Western Investment LLC (“WILLC”) are collectively beneficial owners of 645,902 shares of common stock of RIT, or approximately 6% of the Company’s outstanding common stock. As significant stockholders, our interests are aligned with yours!

RIT STOCKHOLDERS ARE BEING LEFT OUT IN THE COLD!

PLEASE VOTE THE GREEN PROXY CARD AGAINST THE TRANSFER!

We believe Citigroup should not be allowed to pocket $3.7 billion unless RIT first takes care of its stockholders by eliminating the discount to net asset value (“NAV”). You can help send that message by voting AGAINST the New Management Agreement.

Are RIT’s management and board looking out for their own economic benefits rather than the interests of their stockholders? What else could explain the fact that they are asking you to approve a new management agreement and a new subadvisory agreement which would result in a huge payout of $3.7 billion to Citigroup while stockholders remain trapped in a closed-end fund that is trading at a significant, persistent discount to net asset value? We cannot and will not sit idly by. It is ironic, indeed, that after ignoring our concerns and not taking action to close the wide discount to net asset value that the Fund trades at, the Board of RIT is now calling out for our support and vote so that Citigroup may reap its portion of the $3.7 billion deal. This is not a one-way street. RIT stockholders should not accept this transaction unless our concerns are immediately addressed. Since RIT’s inception a little more than three years ago, we have seen the Fund go from trading at a 4% premium to a 15% discount to net asset value in June and August of 2005. During the course of this contest to the transfer, the discount has narrowed to under 11.8%. If the transfer is approved, what will keep the discount from again widening?

Take Advantage of this One-Time Opportunity to Send a Firm Message to Management and the Board that They Must Take Action Now to Eliminate or Nearly Eliminate the Discount to Net Asset Value

The upcoming votes on the new management agreement and the new subadvisory agreement provide stockholders of the Fund an opportunity to show their frustration with the Fund’s management and Board and to send a firm message to them that immediate steps must be taken to eliminate or nearly eliminate the historical discounts to net asset value. Do not let this important opportunity pass! If the new management agreement and subadvisory agreement are approved, stockholders may never again have such an opportunity to demand that attention be paid to matters in their best interests.

We urge you to consider the following:

•
The management and boards of certain closed-end funds would have you believe that the issue of historical, meaningful discounts to net asset value is a “side-show” created by dissident stockholders and is irrelevant to the purpose of the special meeting of stockholders.

In fact, stockholders of certain Citigroup closed-end funds, such as Salomon Brothers Fund Inc. (“SBF”), have expressed their deep concerns about the persistent discounts to net asset value for several years, only to have their voices fall on the deaf ears of management and boards. How is this issue irrelevant when the special meetings could represent the last opportunity for stockholders to have current management and boards once and for all address their long-ignored concerns before being herded off to a new investment management team?

•
The management and board of RIT have attacked us for wanting to increase the value of RIT stock. They would have you believe that an immediate increase in value of your stock would not be in your interest.

How can a lower price be beneficial to any stockholder? We are fighting to end the discount for all stockholders.

WHO WILL REPRESENT YOUR INTERESTS IF YOU DO NOT ACT NOW?

MANAGEMENT IS TRYING SCARE TACTICS TO GET YOU TO APPROVE THEIR DEAL. DO NOT LET THEM SUCCEED.

Based on RIT’s history, we urge you not to let RIT’s board and management hide behind its failure to adequately address this issue and its poor corporate governance when the new management agreement and the new subadvisory agreement come up for stockholder vote this month. The time to act is now to prevent being trapped in RIT at a significant discount!

PLEASE VOTE THE GREEN PROXY CARD AGAINST THE TRANSFER!

REMEMBER, EVEN IF YOU HAVE ALREADY RETURNED MANAGEMENT’S WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. SIMPLY SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

KARPUS INVESTMENT MANAGEMENT	WESTERN INVESTMENT LLC
By: Cody Bartlett, Jr. CFA	By: Arthur D. Lipson
Investment Strategist	Sole Member

If you have any questions or need assistance in voting your shares, please contact:

Cody Bartlett, Jr., c/o Karpus Investment Management
585-586-4680

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER, CUSTODIAN OR OTHER RECORDHOLDER, PLEASE CHECK THE VOTING FORM TO SEE IF YOU CAN VOTE BY TELEPHONE OR INTERNET.